Exhibit 99

Glacier Bancorp, Inc. Announces Redemption of Trust Preferred

KALISPELL, Mont., Dec. 15 /PRNewswire-FirstCall/ -- Glacier Bancorp, Inc. (Nasdaq: GBCI) announced that it has notified the Debenture Holders of its intention to exercise all of the $35,000,000 of trust preferred securities with a rate of 9.40 percent on February 1, 2006. Under the terms of the Indenture, the company has the right to exercise a portion or all of the securities prior to their maturity date of February 1, 2031. The offering, which closed on January 20, 2001, was managed by D.A. Davidson & Co.

Glacier Bancorp, Inc. is the parent company for nine community banks, including Glacier Bank, Kalispell; Glacier Bank, Whitefish; First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; and Western Security Bank, Billings, all located in Montana; as well as Mountain West Bank, Coeur d’Alene, with operations in Idaho, Utah and Washington; First National Bank-West, Evanston, operating in Wyoming and Citizens Community Bank, operating in Idaho. As of September 30, 2005, Glacier had total assets of $3.59 billion.

This news release may include forward looking statements, which describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Glacier’s style of banking and the strength of the local economies in which it operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Glacier’s public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Glacier than expected and adversely affect the company’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Glacier is engaged.

SOURCE  Glacier Bancorp, Inc.
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          /CONTACT:  Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl, +1-406-751-4702, both of Glacier Bancorp, Inc./
          /Web site:  http://www.glacierbancorp.com/
          (GBCI)